December 12, 2000


Board of Trustees
Glen Rauch Funds
44 Wall Street
New York, NY 10005

         Re:      SUBSCRIPTION FOR SHARES OF THE BUY-WRITE FUND (THE "FUND")
                  ----------------------------------------------------------


Dear Trustees:

         Glen R. Rauch Securities, Inc. offers to purchase from Glen Rauch Funds shares of beneficial interest of the Fund at a price of $10.00 per share for an aggregate purchase price of $100,000 cash, all such shares to be validly issued, fully paid and non-assessable, upon issuance of such shares and receipt of said payment by the Fund as follows:

FUND:                                                    PURCHASE PRICE:
----                                                      --------------

Buy-Write Fund                                             $100,000.00

         These shares are not being purchased with any present intent of distributing or reselling the same to the public and will be held for investment.

                                                   Sincerely,


                                                   GLEN RAUCH SECURITIES, INC.

                                                    By:  /S/ GLEN R. RAUCH
                                                         -----------------
                                                         Name: Glen R. Rauch
                                                         Title:  President


ACCEPTED AND AGREED to this 12th day of December, 2000.

Everest Funds

By:  /S/ GLEN R. RAUCH
-----------------------
Name:    GLEN R. RAUCH
Title:   PRESIDENT AND CHAIRPERSON